UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO RULE 13d-2(b)

(Amendment No. 1) /

AK STEEL HOLDING, CORPORATION
(Name of Issuer)

Common Stock, par value $.01 per share
(Title or Class of Securities)

001547108
(CUSIP Number)

November 15, 2004
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

	?	Rule 13d-1(b)
	1	Rule 13d-1(c)
	?	Rule 13d-1(d)


 1
NAMES OF REPORTING PERSONS

JFE Holdings, Inc.

S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS



 2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(See Instructions)


                                                    (a) ?
                                                    (b) ?
 3
SEC USE ONLY


 4
CITIZENSHIP OR PLACE OF ORGANIZATION

Japan



   NUMBER OF
 5
SOLE VOTING POWER

4,410,638

    SHARES
  BENEFICIALLY
   OWNED BY
 6
SHARED VOTING POWER

0

     EACH
   REPORTING
    PERSON
 7
SOLE DISPOSITIVE POWER

4,410,638

     WITH
 8
SHARED DISPOSITIVE POWER

0

 9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

4,410,638

10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
(See Instructions)  	?

N/A

11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
4.1% (Based on the number of shares of Common Stock, par value
$.01 per share, issued and outstanding as of November 4, 2004 as reported by the Issuer in its Quarterly Report on Form 10Q for the quarter ended September 30, 2004)

12
TYPE OF REPORTING PERSON (See Instructions)
CO


ITEM 1(a).	NAME OF ISSUER:

		AK Steel Holding Corporation

ITEM 1(b).	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                        703 Curtis Street
		Middletown, Ohio

ITEM 2(a).	NAME OF PERSON FILING:

		JFE Holdings, Inc.

ITEM 2(b).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
                        1-1-2 Marunouchi
Chiyoda-ku Tokyo 100-0005

ITEM 2(c).	CITIZENSHIP:

Japan

ITEM 2(d).	TITLE OF CLASS OF SECURITIES:

		Common Stock, par value $.01 per share

ITEM 2(e).	CUSIP NUMBER:

	            001547108

ITEM 3.	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b),
            OR 13d-2(b) OR (c),
		CHECK WHETHER THE PERSON FILING IS A:

(a) ? Broker or dealer registered under Section 15 of the Act.
(b) ?  Bank as defined in Section 3(a)(6) of the Act.
(c) ? Insurance company as defined in Section 3(a)(19) of the Act.
(d) ? Investment company registered under Section 8 of the Investment Company Act.
(e) ?  Investment adviser in accordance with Rule 13d-1(b)
          (1)(ii)(E).
(f) ? Employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).
(g) ?  Parent holding company, in accordance with Rule 13d-1(b)
          (1)(ii)(G).
(h) ? Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.
(i) ? Church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.
(j) ?  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. 1

ITEM 4.	OWNERSHIP:

(a)	Amount beneficially owned: 4,410,368

(b)	Percent of class: 4.1%

(c)	Number of shares as to which such person has:

(i) Sole power to vote or direct the vote: 4,410,368
(ii) Shared power to vote or direct the vote:	0
(iii) Sole power to dispose or to direct the disposition of: 4,410,368
(iv) Shared power to dispose or to direct the disposition of:   0

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

	            N/A

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
		ANOTHER PERSON:

                  N/A


ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
		ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
		HOLDING COMPANY:

	            Refer to Exhibit 99.1 attached hereto.

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

	N/A

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP:

	           N/A

ITEM 10.CERTIFICATION:

	By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



SIGNATURE

	After reasonable inquiry and to the best of the knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:	11/30/04


JFE Holdings, Inc.

By:   /s/ Eiji Hayashida

		 Name:  Eiji Hayashida
		 Title: Vice President































			             Exhibit 99.1

SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED

JFE Steel U.S.A., Inc. F/K/A Kawasaki Steel Holdings (U.S.A.), Inc. (The above entity is a direct subsidiary of JFE Steel Corporation, which itself is a direct subsidiary of the Reporting Person.)